Exhibit 3.1

RENEO PHARMACEUTICALS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Reneo Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of this corporation is Reneo Pharmaceuticals, Inc. This corporation was originally incorporated pursuant to the General Corporation Law on September 22, 2014.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

3. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 7th day of December, 2020.

By:	/s/ Gregory J. Flesher
Gregory J. Flesher
President and Chief Executive Officer

Exhibit A

RENEO PHARMACEUTICALS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is Reneo Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: CAPITAL STOCK.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 105,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 71,183,500 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the effective date of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), (a) 24,302,472 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”) and (b) 46,881,028 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” (the “Series B Preferred Stock”).

The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

B.	PREFERRED STOCK

The following rights, powers and preferences, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1. Dividends.

1.1 Non-Cumulative Preferred Stock Dividend Preference. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than (a) dividends on shares of Common Stock payable in shares of Common Stock or (b) a Permitted Repurchase (as defined below)) in any calendar year unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock in an amount equal to 8% of the applicable Original Issue Price (as defined below) per share of such Preferred Stock. The foregoing dividends shall not be cumulative and shall be paid when, as and if declared by the Board of Directors of the Corporation (the “Board”), including the affirmative consent of a majority of the Preferred Directors (as defined below) (the “Requisite Board Members”). The “Original Issue Price” for (i) the Series A Preferred Stock shall mean $2.16 per share and (ii) the Series B Preferred Stock shall mean $2.0215 per share, in each case subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock and/or Series B Preferred Stock in shares of such stock.

1.2 Participation. If, after dividends in the full preferential amount specified in Section 1.1 for the Preferred Stock have been paid or set apart for payment in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Sections 4 and 5.

1.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board, including the affirmative consent of the Requisite Board Members.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of each series of Preferred Stock then outstanding, on a pari passu basis, shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price for such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Preferred Stock Liquidation Amount”). If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they are entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, which must include the approval of the Significant Investor Majority (as defined in that certain Amended and Restated Investors’ Rights Agreement dated on or about the Original Issue Date (as defined below) by and among the Corporation and the other parties thereto, as amended from time to time) elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

(a) a merger or consolidation (each a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, a majority, by voting power, of the equity securities of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such Combination, the parent of such surviving or resulting entity; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 5.1 below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined in Section 5.1 below) outstanding immediately prior to such Combination shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such

Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged;

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation; or

(c) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity).

Notwithstanding the foregoing, the sale of the Corporation’s securities by the Corporation in a bona fide equity financing for capital raising purposes shall not constitute a Deemed Liquidation Event.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Preferred Stock Liquidation Amount. The Preferred Stock Liquidation Amount payable to the holders of shares of Preferred Stock to be redeemed pursuant to the preceding sentence is referred to herein as the “Preferred Stock Redemption Price” and notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock, on a pari passu basis, to the fullest extent of such Available

Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event. A redemption of the Preferred Stock pursuant to this Section 2.3.2(b) shall be effected in accordance with Section 2.3.2(c), below.

(c) Redemption Following a Deemed Liquidation Event.

(i)

Redemption Notice. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 20 days prior to the Redemption Date. Each Redemption Notice shall state: (A) the number of shares of Preferred Stock held by such holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (B) the Redemption Date and the applicable Preferred Stock Redemption Price for each series of such holder’s shares of Preferred Stock; (C) the date upon which the holder’s right to convert shares of Preferred Stock terminates (as determined in accordance with Section 4.1); and (D) that the holder is to surrender to the Corporation, in the manner and at the place designated in the Redemption Notice, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(ii)

Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date (unless such holder has exercised his, her or its right to convert such shares as provided in Section 4) shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Preferred Stock Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(iii)

Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable Preferred Stock Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares of

Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable Preferred Stock Redemption Price without interest, upon surrender of their certificate or certificates therefor.

2.3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.2 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board (including the affirmative consent of the Requisite Board Members); provided, however, that the following shall apply. For securities not subject to investment letters or other similar restrictions on free marketability:

(a) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(b) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(c) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board (including the affirmative consent of the Requisite Board Members).

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clauses (a) and (b) above so as to reflect the approximate fair market value thereof.

The foregoing methods for valuing non-cash consideration to be distributed in connection with a Deemed Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Deemed Liquidation Event by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

3.2 Election of Directors.

3.2.1 Election. The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation (the “Series B Directors”). The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation (together with the Series B Directors, the “Preferred Directors”). The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation. The holders of record of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Corporation.

3.2.2 Vacancies Not Caused by Removal. If any vacancy in the office of any director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 or by a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the class, classes or series that are entitled to elect a director or directors to office under the provisions of Section 3.2.1 (the “Specified Stock”) and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled, and, for the avoidance of doubt, prior to the time the first share of Series B Preferred Stock is issued and sold, the vacancies in the office of the Series B Directors may be filled (either contingently or otherwise) by a majority of the then-serving directors; provided, however, that where such vacancy occurs among the directors elected by Specified Stock, the holders of such Specified Stock may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the

Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

3.2.3 Vacancies Caused by Removal. Any director elected as provided in Section 3.2.1 or 3.2.2 may be removed with or without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.4 Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.

3.3 Preferred Stock Protective Provisions. For so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of Preferred Stock, consenting or voting together as a single class on an as-converted basis, which must include the approval of the Significant Investor Majority, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any provision of this Restated Certificate or the Bylaws;

(b) increase the authorized number of shares of Common Stock or Preferred Stock;

(c) authorize, designate or issue (by reclassification or otherwise) any new class or series of capital stock, or any other equity or debt securities convertible into equity securities of the Corporation, ranking on a parity with or senior to the existing Preferred Stock in right of redemption, liquidation preference, voting or dividends, or increase the authorized or designated number of any such new class or series of capital stock;

(d) redeem or repurchase any shares of Common Stock, other than (i) shares purchased pursuant to the exercise of a right of first refusal in favor of the Corporation, which exercise has been approved by the Board (including the Requisite Board Members) or (ii) shares repurchased pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares upon the termination of services at a price that is at or below the original purchase price, in either case, pursuant to a contractual arrangement (collectively, the “Permitted Repurchases”);

(e) effect an Acquisition (as defined below) or enter into any agreement regarding a Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3;

(f) declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than (i) dividends on shares of Common Stock payable in shares of Common Stock or (ii) pursuant to a Permitted Repurchase;

(g) voluntarily dissolve or liquidate the Corporation or effect any reclassification or recapitalization of the outstanding capital stock of the Corporation;

(h) increase or decrease the authorized number of directors constituting the Board;

(i) make any borrowing, loan or guarantee in excess of $500,000, unless approved by the Board (including the Requisite Board Members);

(j) enter into any agreement regarding the exclusive license of the Corporation’s intellectual property except in the case where such exclusive license is not for all or substantially all fields of use and has been approved by the Board (including the Requisite Board Members);

(k) effect any transaction with a related person (as such term is defined in Item 404 of Regulation S-K), unless approved by the Board (including a disinterested majority of directors);

(l) create any non-wholly-owned subsidiaries of the Corporation; or

(m) create, issue, sell or sponsor any cyptocurrency, decentralized application tokens, protocol tokens, blockchain-based assets or other cyptofinance coins, tokens or similar digital assets by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

3.4 Series B Preferred Stock Protective Provisions. For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting, of the holders of at least 60% of the then outstanding shares of Series B Preferred Stock, consenting or voting as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter, change or repeal any provision of this Restated Certificate or the Bylaws in a manner that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Series B Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that the Series B Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock); or

(b) increase the authorized number of shares of Series B Preferred Stock.

3.5 Series A Preferred Stock Protective Provisions. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of Series A Preferred Stock, consenting or voting as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter, change or repeal any provision of this Restated Certificate or the Bylaws in a manner that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Series A Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that the Series A Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à -vis other series of Preferred Stock); or

(b) increase the authorized number of shares of Series A Preferred Stock.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5.

4.1.2 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 5.7.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.1.3 Effect of Voluntary Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.7.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.

4.2 Mandatory Conversion.

4.2.1 Automatic Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (I) resulting in at least $75,000,000 of gross proceeds to the Corporation (before deduction of underwriters’ commissions and expenses) and (II) with a per share offering price reflecting a pre-money fully-diluted valuation of at least $275 million (such offering including (I) and (II) together, a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis, which must include the approval of the Significant Investor Majority (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares of Preferred Stock may not be reissued by the Corporation.

4.2.2 Mandatory Conversion Procedural Requirements.

(a) All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Sections 4.2.1 and 10. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4.2.

(b) If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.7.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of

Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

5. Adjustments to Conversion Price.

5.1 Adjustments for Diluting Issuances.

5.1.1 Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(a) “Additional Shares of Common Stock” with respect to a series of Preferred Stock means all shares of Common Stock issued (or, pursuant to Section 5.1.2 below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):

(i) shares of Common Stock or Options, including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities, granted or issued to Service Providers pursuant to a plan, agreement or arrangement approved by the Board (including the Requisite Board Members);

(ii) shares of Common Stock or Preferred Stock (or any Options therefor) issued to leasing companies, landlords, company advisors, lenders or other providers of goods and services to the Corporation, in each case, approved by the Board (including the Requisite Board Members);

(iii) shares of Common Stock or Preferred Stock (or any Options therefor) issued pursuant to a (A) bona fide acquisition of another entity by the Corporation by merger or consolidation with such other entity, (B) purchase of assets of, or purchase of more than fifty percent of the outstanding equity securities of, another entity (any of the transactions in clauses (A)-(B), an “Acquisition”), or (C) joint venture agreement, development project or other strategic transaction, in each case, approved by the Board (including the Requisite Board Members);

(iv) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Section 5.2, 5.3, 5.4, 5.5 or 5.6;

(v) shares of Common Stock issued in a Qualified IPO;

(vi) shares of Common Stock, Options or Convertible Securities issued pursuant to warrants, notes, or other rights to acquire securities of the Corporation outstanding as of the Original Issue Date;

(vii) shares of Common Stock to be issued upon the conversion of Preferred Stock;

(viii) shares of Series B Preferred Stock issued pursuant to and in accordance with the Series B SPA (as defined below); or

(ix) shares of Common Stock, Options or Convertible Securities issued in a transaction not otherwise described herein which are excluded from this provision by the vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, which must include the approval of the Significant Investor Majority.

(b) “Convertible Securities” means any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Option” means any right, option, restricted stock unit or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

(d) “Original Issue Date” means the date on which the first share of Series B Preferred Stock is issued.

5.1.2 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.1.2 shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3 (either because the consideration per share (determined pursuant to Section 5.1.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.1.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.1.2(b) and 5.1.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.1.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.1.3 Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price of a series of Preferred Stock in effect immediately after such issue or deemed issue of Additional Shares of Common Stock;

“CP1” shall mean the applicable Conversion Price of a series of Preferred Stock in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction.

5.1.4 Determination of Consideration. For purposes of this Section 5.1, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board (including the affirmative consent of the Requisite Board Members); and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board (including the affirmative consent of the Requisite Board Members).

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1.2, relating to Options and Convertible Securities, shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.1.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transaction).

5.2 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.3 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.4 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.5 Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.2, 5.3, 5.4 or 5.6 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

5.6 Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.3, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.2, 5.3, 5.4 or 5.5), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock. For the avoidance of doubt, nothing in this Section 5.6 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled in connection with a merger triggering an adjustment hereunder, nor shall this Section 5.6 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

5.7 General Conversion Provisions.

5.7.1 Notice as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to such holder of such series of Preferred Stock a notice setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and setting forth the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a notice setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

5.7.2 Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.7.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.7.4 No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.

5A. Special Mandatory Conversion.

5A.1. Trigger Event. Subject to Section 4 of the Series B SPA, if the Milestone Closing (as defined below) shall occur, in the event that any Purchaser (as defined in the Series B SPA) fails to purchase at least a number of shares of Series B Preferred Stock equal to such Purchaser’s Milestone Closing Share Amount (as defined in the Series B SPA) at the Milestone Closing (including any Milestone Shares (as defined in the Series B SPA) purchased prior to the Milestone Closing in any Voluntary Closing(s) (as defined in the Series B SPA)) in accordance with the terms of the Series B SPA, then each share of Preferred Stock held by such Purchaser on the date of the Milestone Closing shall automatically, and without any further action on the part of such Purchaser, be converted into shares of Common Stock at the applicable Conversion Price for such share of Preferred Stock in effect immediately prior to the consummation of the Milestone Closing, effective upon, subject to, and concurrently with, the consummation of the Milestone Closing. For purposes of determining the number of shares of Series B Preferred Stock a Purchaser has purchased in the Milestone Closing, all shares of Series B Preferred Stock purchased in the Milestone Closing by Affiliates (as defined below) of such Purchaser in the Milestone Closing shall be aggregated with the shares of Series B Preferred Stock purchased by such Purchaser in the Milestone Closing (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Special Mandatory Conversion.”

5A.2. Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Subsection 5A.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each holder of such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5A.2. As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such applicable series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such applicable series of Preferred Stock accordingly.

5A.3. Restriction on Transfer. So as not to abrogate the intent of this Section 5A, no Purchaser may sell, transfer, assign, pledge, or otherwise dispose of or encumber any shares of Preferred Stock or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise at any time prior to the earlier of (i) consummation of the Milestone Closing or (ii) 18 months following the execution of the Series B SPA, without the prior written consent of the Board; provided that, notwithstanding the foregoing, a Purchaser shall be permitted to transfer shares of Preferred Stock to Affiliates.

5A.4. Definitions. For purposes of this Section 5A, the following definitions shall apply:

5A.4.1 “Affiliate” shall mean, with respect to any Purchaser, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such Purchaser, including, without limitation, any entity of which the Purchaser is a partner or member, any general partner, officer, director, member or employee of such Purchaser and any venture capital fund now or hereafter existing of which the Purchaser is a partner or member which is controlled by or under common control with one or more general partners of such Purchaser or shares the same management company with such Purchaser. For purposes of clarity, (i) a minority limited partner in a venture capital fund shall not be an Affiliate of such venture capital fund and (ii) Rock Springs Capital Master Fund LP and Four Pines Master Fund LP shall be considered Affiliates of each other. Notwithstanding the foregoing, where the term “Purchaser” refers to Novo Holdings A/S (“Novo”), in lieu of the foregoing definition, the term “Affiliate” shall mean Novo Ventures (US) Inc. and Novo Holdings Equity US Inc. (collectively with Novo, the “Novo Entities”), any partner, executive officer or director of the Novo Entities or any venture capital fund or other person now or hereafter existing formed for the purpose of making investments in other persons that is controlled by or under common control with a Novo Entity, and for the avoidance of doubt, shall not include any other affiliate of the Novo Entities.

5A.4.2 “Milestone Closing” shall have the meaning set forth in the Series B SPA.

5A.4.3 “Series B SPA” mean that certain Series B Preferred Stock Purchase Agreement, dated on or about the Original Issue Date, by and among the Corporation and certain stockholders party thereto, as the same may be amended from time to time.

6. Redemption. Except as set forth in Section 2.3, the Preferred Stock shall not be redeemable.

7. No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock, the Series B Preferred Stock or the Preferred Stock as a class that are set forth herein may be waived (i) with respect to the Series A Preferred Stock, on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock that are then outstanding, (ii) with respect to the Series B Preferred Stock, on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least 60% of the shares of Series B Preferred Stock that are then outstanding, and (iii) with respect to the Preferred Stock as a class by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, which must include the approval of the Significant Investor Majority.

9. Notice of Record Date. In the event:

(a) the Corporation shall set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of a majority of the outstanding shares of Preferred Stock acting as a single class on an as-converted basis, which must include the approval of the Significant Investor Majority.

10. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: STOCK REPURCHASES

Subject to any consent requirements contained in this Restated Certificate, and in accordance with applicable law, a distribution can be made without regard to any preferential dividends arrears amount or any preferential rights amount (as those terms are defined under applicable law) in connection with (a) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (b) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (c) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (d) any other repurchase or redemption of

Common Stock or Preferred Stock approved by the holders of a majority of the outstanding shares of Preferred Stock of the Corporation, which must include the approval of the Significant Investor Majority.

ARTICLE VII: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII: DIRECTOR LIABILITY.

A. LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C. MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX: CORPORATE OPPORTUNITIES.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded

Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI: FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI

(including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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